Exhibit 99.1

BIMINI CAPITAL MANAGEMENT ANNOUNCES FOURTH QUARTER 2024 RESULTS

VERO BEACH, Fla., (March 6, 2025) – Bimini Capital Management, Inc. (OTCQB: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced results of operations for the three-month period ended December 31, 2024.

Fourth Quarter 2024 Highlights

●	Net loss of $1.5 million, or $0.15 per common share
●	Book value per share of $0.68
●	Company to discuss results on Friday, March 7, 2025, at 10:00 AM ET

Management Commentary

Commenting on the fourth quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “The outlook for the fixed income market pivoted early in the fourth quarter of 2024.  As the third quarter came to an end, inflation was falling towards the Fed’s 2% target, the labor market was cooling as hiring levels moderated and the unemployment rate was slowly creeping higher, and the Fed had finally lowered the Fed Funds rate by 50 basis points.  At the time, the market expected the Fed to lower the rate by over 200 basis points over the next 18 months. As we know, beginning early in the fourth quarter, the incoming data turned.   Even as the economic outlook shifted, the Fed did lower the Fed Funds rate two more times during 2024 – by 25 basis points in each case.  With the Fed Funds rate lowered by 100 basis points over the course of the quarter, the persistently strong economic outlook led to a dis-inversion of the yield curve. However, the market expectation for additional reductions in the Fed Funds rate continued to decline over the course of the fourth quarter and into 2025.

“Orchid Island Capital ("Orchid") reported fourth quarter 2024 net income of $5.6 million, and its shareholders equity increased slightly, from $656.0 million to $668.5 million. As a result, Bimini's advisory service revenues also increased slightly, to $3.4 million compared to $3.3 million for the third quarter of 2024.  Further, in late February, Orchid reported yet another increase in its shareholder base, which should lead to another increase in advisory service revenue for the first quarter of 2025.

“The investment portfolio generated net interest income of $0.3 million. Dividends on Orchid stock were $0.2 million. Mark to market gains and losses on our MBS portfolio, hedge positions and shares of Orchid netted to income of $0.1 million. The MBS portfolio increased by $4.0 million during the fourth quarter of 2024 and increased by $29.5 million for the year.  The Company had positive cash flows from operations for the fourth quarter and full year, which has allowed the Company to grow the MBS portfolio throughout the year.

“The Company – inclusive of both the advisory services segment and the investment portfolio segment, recorded net income before taxes for the quarter of $0.6 million versus a net loss before taxes of $0.8 million for the third quarter of 2024. We updated our projected utilization of our deferred tax assets and increased the valuation allowance, resulting in a tax provision of $2.1 million and a net loss for the 2024 fourth quarter of $1.5 million.

“Looking forward, while economic activity has remained resilient if not strong, the labor market is quite healthy, and inflation remains above the Fed’s 2% target, uncertainty in the economic outlook has crept into the market as the first quarter of 2025 progresses. What this means for interest rate levels, Federal Reserve monetary policy or the MBS market remains to be seen.  However, quarter to date market conditions have been favorable for both Orchid Island and Royal Palm's investment portfolios.”

Details of Fourth Quarter 2024 Results of Operations

The Company reported a net loss of $1.5 million for the three-month period ended December 31, 2024. Advisory service revenue for the quarter was $3.4 million, consisting of management fees of $2.5 million, overhead reimbursements of $0.7 million, and $0.2 million repurchase agreement and clearing services revenue. We recorded interest and dividend income of $1.9 million, and interest expense on repurchase agreements of $1.4 million and long-term debt of $0.6 million. Other income of $0.1 million consisted of a $0.3 million mark to market loss on our shares of Orchid common stock, unrealized losses of $2.7 million on our MBS portfolio, and $3.0 million of unrealized gains on our derivatives used for hedging purposes. The results for the quarter also included operating expenses of $2.8 million and an income tax provision of $2.1 million.

For the twelve-month period ended December 31, 2024, the Company reported a net loss of $1.3 million net of an income tax provision of $3.1 million.  Advisory service revenue for the year was $12.8 million, comprised of $9.5 million of management fees, $2.6 million of overhead reimbursements and $0.7 million of repurchase agreement and clearing service revenue. The investment portfolio segment generated $5.8 million of interest income and $0.8 million of dividends from our investment in shares of Orchid.  The $6.6 million of investment portfolio income was offset by $5.1 million of repurchase agreement interest expense, and $14.3 million of net revenues from advisory services and the investment portfolio were offset by $2.4 million of interest on long-term debt.  The Company reported $1.2 million of other income, comprised of $0.3 million of unrealized losses on MBS assets, $0.6 million of realized losses on sales of MBS, $0.4 million of unrealized losses on our shares of Orchid, and $2.4 million of unrealized gains on our derivative positions used for hedging purposes. Operating expenses were $11.3 million for the year, resulting in net income before taxes of $1.8 million.

Orchid Island Capital, Inc.

Orchid is managed and advised by Bimini's subsidiary, Bimini Advisors, LLC ("Bimini Advisors"). As manager, Bimini Advisors is responsible for administering Orchid’s business activities and day-to-day operations. Pursuant to the terms of the management agreement with Orchid, Bimini Advisors provides Orchid with its management team, including its officers, along with appropriate support personnel.

Bimini also maintains a common stock investment in Orchid which is accounted for under the fair value option, with changes in fair value recorded in the statement of operations for the current period. For the three months ended December 31, 2024, Bimini’s statement of operations included a $0.3 million mark to market loss and dividends of $0.2 million from its investment in Orchid’s common stock. Also during the three months ended December 31, 2024, Bimini recorded $3.4 million in advisory services revenue for managing Orchid’s portfolio, consisting of $2.5 million of management fees, $0.7 million in overhead reimbursement and $0.2 million in repurchase, clearing and administrative fees.

Book Value Per Share

The Company's Book Value Per Share at December 31, 2024 was $0.68. The Company computes Book Value Per Share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Class A Common Stock. At December 31, 2024, the Company's stockholders’ equity was $6.8 million, with 10,005,457 Class A Common shares outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital between two MBS sub-portfolios, the pass-through MBS portfolio (“PT MBS”) and the structured MBS portfolio, currently consisting of interest-only and inverse interest-only securities. The table below details the changes to the respective sub-portfolios during the quarter.

Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market Value - September 30, 2024	$116,049,271	$2,370,934	$8,445	$2,379,379	$118,428,650
Securities purchased	9,899,285	-	-	-	9,899,285
Return of investment	n/a	(84,596)	(618)	(85,214)	(85,214)
Pay-downs	(3,229,672)	n/a	n/a	n/a	(3,229,672)
Premium amortized due to pay-downs	(66,766)	n/a	n/a	n/a	(66,766)
Mark to market losses	(2,596,402)	(733)	(978)	(1,711)	(2,598,113)
Market Value - December 31, 2024	$120,055,716	$2,285,605	$6,849	$2,292,454	$122,348,170

The tables below present the allocation of capital between the respective portfolios at December 31, 2024 and September 30, 2024, and the return on invested capital for each sub-portfolio for the three-month period ended December 31, 2024. Capital allocation is defined as the sum of the market value of securities held, less associated repurchase agreement borrowings, plus cash and cash equivalents and restricted cash associated with repurchase agreements. Capital allocated to non-portfolio assets is not included in the calculation.

The returns on invested capital in the PT MBS and structured MBS portfolios were approximately 6.7% and 1.4%, respectively, for the fourth quarter of 2024. The combined portfolio generated a return on invested capital of approximately 5.6%.

Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
December 31, 2024
Market value	$120,055,716	$2,285,605	$6,849	$2,292,454	$122,348,170
Cash equivalents and restricted cash	7,422,746	-	-	-	7,422,746
Repurchase agreement obligations	(117,180,999)	-	-	-	(117,180,999)
Total(1)	$10,297,463	$2,285,605	$6,849	$2,292,454	$12,589,917
% of Total	81.8%	18.1%	0.1%	18.2%	100.0%
September 30, 2024
Market value	$116,049,271	$2,370,934	$8,445	$2,379,379	$118,428,650
Cash equivalents and restricted cash	5,706,502	-	-	-	5,706,502
Repurchase agreement obligations	(113,022,999)	-	-	-	(113,022,999)
Total(1)	$8,732,774	$2,370,934	$8,445	$2,379,379	$11,112,153
% of Total	78.6%	21.3%	0.1%	21.4%	100.0%

(1)	Invested capital includes the value of the MBS portfolio and cash equivalents and restricted cash, reduced by repurchase agreement borrowings.

Returns for the Quarter Ended December 31, 2024
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Interest income (expense) (net of repo cost)	$234,448	$36,465	$(361)	$36,104	$270,552
Realized and unrealized losses	(2,663,167)	(733)	(978)	(1,711)	(2,664,878)
Hedge gains	3,014,874	n/a	n/a	n/a	3,014,874
Total Return	$586,155	$35,732	$(1,339)	$34,393	$620,548
Beginning capital allocation	$8,732,774	$2,370,934	$8,445	$2,379,379	$11,112,153
Return on invested capital for the quarter(1)	6.7%	1.5%	(15.9)%	1.4%	5.6%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

Prepayments

For the fourth quarter of 2024, the Company received approximately $3.3 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 11.1% for the fourth quarter of 2024. Prepayment rates on the two MBS sub-portfolios were as follows (in CPR):

	PT	Structured
	MBS Sub-	MBS Sub-	Total
Three Months Ended	Portfolio	Portfolio	Portfolio
December 31, 2024	10.9	12.5	11.1
September 30, 2024	6.3	6.7	6.3
June 30, 2024	10.9	5.5	10.0
March 31, 2024	18.0	9.2	16.5
December 31, 2023	8.9	4.6	8.0
September 30, 2023	4.3	6.6	4.8
June 30, 2023	8.0	13.0	9.6
March 31, 2023	2.4	10.3	5.0

Portfolio

The following tables summarize the MBS portfolio as of December 31, 2024 and 2023:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
December 31, 2024
Fixed Rate MBS	$120,056	98.1%	5.60%	341	1-Jan-55
Structured MBS	2,292	1.9%	2.85%	281	15-May-51
Total MBS Portfolio	$122,348	100.0%	5.26%	340	1-Jan-55
December 31, 2023
Fixed Rate MBS	$90,181	97.3%	6.00%	343	1-Nov-53
Structured MBS	2,550	2.7%	2.84%	290	15-May-51
Total MBS Portfolio	$92,731	100.0%	5.44%	341	1-Nov-53

($ in thousands)
	December 31, 2024		December 31, 2023
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$32,692	26.7%	$38,204	41.2%
Freddie Mac	89,656	73.3%	54,527	58.8%
Total Portfolio	$122,348	100.0%	$92,731	100.0%

	December 31, 2024	December 31, 2023
Weighted Average Pass Through Purchase Price	$102.72	$104.43
Weighted Average Structured Purchase Price	$4.48	$4.48
Weighted Average Pass Through Current Price	$99.63	$101.55
Weighted Average Structured Current Price	$13.71	$13.46
Effective Duration (1)	3.622	2.508

(1)

Effective duration is the approximate percentage change in price for a 100 basis point change in rates. An effective duration of 3.622 indicates that an interest rate increase of 1.0% would be expected to cause a 3.622% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2024. An effective duration of 2.508 indicates that an interest rate increase of 1.0% would be expected to cause a 2.508% decrease in the value of the MBS in the Company’s investment portfolio at December 31, 2023. These figures include the structured securities in the portfolio but not the effect of the Company’s hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing and Liquidity

As of December 31, 2024, the Company had outstanding repurchase obligations of approximately $117.2 million, with a net weighted average borrowing rate of 4.68%. These agreements were collateralized by MBS with a fair value, including accrued interest, of approximately $122.7 million. At December 31, 2024, the Company’s liquidity was approximately $5.9 million, consisting of unpledged MBS and cash and cash equivalents.

We may pledge more of our structured MBS as part of a repurchase agreement funding, but retain cash in lieu of acquiring additional assets. In this way, we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood that we will have to sell assets in a distressed market in order to raise cash. Below is a list of outstanding borrowings under repurchase obligations at December 31, 2024.

($ in thousands)
Repurchase Agreement Obligations
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	(in Days)
South Street Securities, LLC	$26,234	22.4%	4.79%	1,226	23
Marex Capital Markets Inc.	24,368	20.8%	4.66%	1,205	18
DV Securities, LLC.	19,254	16.4%	4.63%	834	28
Mirae Asset Securities (USA) Inc.	19,111	16.3%	4.76%	842	139
Clear Street LLC	16,855	14.4%	4.54%	794	79
Mitsubishi UFJ Securities, Inc.	11,359	9.7%	4.68%	858	14
	$117,181	100.0%	4.68%	$5,759	49

(1)

Equal to the fair value of securities sold (including accrued interest receivable) and cash posted as collateral, if any, minus the sum of repurchase agreement liabilities, accrued interest payable and securities posted by the counterparty (if any).

Summarized Consolidated Financial Statements

The following is a summarized presentation of the unaudited consolidated balance sheets as of December 31, 2024 and 2023, and the unaudited consolidated statements of operations for the calendar quarters and years ended December 31, 2024 and 2023. Amounts presented are subject to change.

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Amounts Subject to Change)

	December 31, 2024	December 31, 2023
ASSETS
Mortgage-backed securities, at fair value	$122,348,170	$92,730,852
Cash equivalents and restricted cash	7,422,746	4,470,286
Orchid Island Capital, Inc. common stock, at fair value	4,427,372	4,797,269
Accrued interest receivable	601,640	488,660
Deferred tax assets, net	15,930,953	19,047,680
Other assets	4,122,776	4,063,267
Total Assets	$154,853,657	$125,598,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$117,180,999	$86,906,999
Long-term debt	27,368,158	27,394,417
Other liabilities	3,483,093	3,168,857
Total Liabilities	148,032,250	117,470,273
Stockholders' equity	6,821,407	8,127,741
Total Liabilities and Stockholders' Equity	$154,853,657	$125,598,014
Class A Common Shares outstanding	10,005,457	10,005,457
Book value per share	$0.68	$0.81

BIMINI CAPITAL MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - Amounts Subject to Change)

	Years Ended December 31,		Three Months Ended December 31,
	2024	2023	2024	2023
Advisory services	$12,784,468	$13,594,907	$3,387,640	$3,076,045
Interest and dividend income	6,658,226	4,335,843	1,876,818	1,554,080
Interest expense	(7,541,267)	(5,418,955)	(1,982,610)	(1,794,094)
Net revenues	11,901,427	12,511,795	3,281,848	2,836,031
Other income (expense)	1,167,019	(1,866,834)	99,565	599,961
Expenses	11,258,053	10,497,603	2,818,739	3,840,310
Net income (loss) before income tax provision	1,810,393	147,358	562,674	(404,318)
Income tax provision	3,116,727	4,130,563	2,064,496	4,451,159
Net loss	$(1,306,334)	$(3,983,205)	$(1,501,822)	$(4,855,477)

Basic and Diluted Net Loss Per Share of:
CLASS A COMMON STOCK	$(0.13)	$(0.40)	$(0.15)	$(0.48)
CLASS B COMMON STOCK	$(0.13)	$(0.40)	$(0.15)	$(0.48)

	Three Months Ended December 31,
Key Balance Sheet Metrics	2024	2023
Average MBS(1)	$120,388,407	$88,796,005
Average repurchase agreements(1)	115,101,999	84,161,999
Average stockholders' equity(1)	7,572,318	10,555,480

Key Performance Metrics
Average yield on MBS(2)	5.56%	6.08%
Average cost of funds(2)	4.87%	5.60%
Average economic cost of funds(3)	4.87%	5.70%
Average interest rate spread(4)	0.69%	0.48%
Average economic interest rate spread(5)	0.69%	0.38%

(1)	Average MBS, repurchase agreements and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)

Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/repurchase agreement balances and are annualized for the quarterly periods presented.

(3)	Represents interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average repurchase agreements.
(4)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on MBS.
(5)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on MBS.

About Bimini Capital Management, Inc.

Bimini Capital Management, Inc. invests primarily in, but is not limited to investing in, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows. In addition, Bimini generates a significant portion of its revenue serving as the manager of the MBS portfolio of, and providing certain repurchase agreement trading, clearing and administrative services to, Orchid Island Capital, Inc.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements, except as may be required by law.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, March 7, 2025, at 10:00 AM ET. Participants can register and receive dial-in information at https://register.vevent.com/register/BI5a76ee1f6a7e42b0a82786c7f6e48550. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/98jgiw2o or via the investor relations section of the Company's website at https://ir.biminicapital.com.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com